AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "**Agreement**") is dated 13 June 2025, by and between **Adrian Daws** ("**Executive**") and Hamilton BDA Services Limited (the "**Company**"), a wholly owned subsidiary of Hamilton Insurance Group, Ltd. (the "**Parent**").

WITNESETH:

WHEREAS, the Parties acknowledge that the Executive has been continuously employed by the Company or one of its subsidiaries or affiliates since December 14, 2015 (the "**Effective Date**").

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. **Employment**. Executive shall be employed as CEO, Hamilton Re, subject to the terms and conditions set forth herein. Executive represents and warrants that (i) Executive is not subject to any impediment, restriction or restraint that would in any way prohibit, hinder or impair Executive's employment with the Company or Executive's performance under this Agreement; and (ii) Executive's employment hereunder and Executive's performance as contemplated hereby, at all times, do not and would not in any way conflict with or breach any confidentiality, noncompetition, non-solicitation or other agreement to which Executive is a party or to which Executive may be subject.

2. **Employment Term**. The Parties agree that the Employment Term shall commence on 1 September 2025 and shall continue through termination in accordance with Section 7 below. **Notwithstanding anything herein to the contrary, if such work permits and authorizations are not obtained, this Agreement shall be void ab initio without any consideration being due hereunder.** For the avoidance of doubt, the Executive shall be deemed to have had continuous service with the Company from the Effective Date to the Date of Termination (such period of employment, the "**Employment Term**").

3. **Duties**. During the Employment Term, Executive shall (i) report to the Chief Executive Officer of the Parent ("CEO") and shall perform such duties and exercise such powers in relation to the business of the Company, or Group Companies (as defined below) as may from time to time be assigned to or vested in Executive by the CEO, (ii) use Executive's best efforts to faithfully and diligently serve the business and affairs of the Group Companies and to establish, promote, develop and extend their business, giving the full benefit of Executive's knowledge, expertise, technical skill and ingenuity, (iii) devote all of Executive's business time, energy and skill exclusively to the business of the Group Companies, and will not, directly or indirectly, engage in any other business or occupation, whether or not pursued for gain, profit or other pecuniary advantage or otherwise that would conflict or materially interfere with the rendition of such services, either directly or indirectly and (iv) comply with all policies and procedures of the Group Companies (including without limitation those in any employee manual and those regarding conducting the business affairs of the Group Companies), as may be in effect from time to time.

(a) For purposes of this Agreement:

(i) "**Agreed Benefits**" means the provision of medical health insurance coverage in line with the Company's current medical health insurance policy (the "**Policy**"), subject to the rules of the Policy, for a maximum of twelve months following the end of the Employment Term or, if sooner, the date on which the Executive obtains substantially comparable medical health insurance under any other contract;

as determined by the Parent Board in its sole and absolute discretion, and any increased Base Salary will be deemed to then constitute "Base Salary" for all purposes of this Agreement.

(b) Cash Incentive Program. During the Employment Term, Executive shall have the opportunity to earn a target cash incentive award of up to 140% of Base Salary for each fiscal year of the Company, based on actual performance (the "**Cash Incentive Award**"). The Cash Incentive Award, if any, shall be determined by, and in the sole and absolute discretion of, the Compensation Committee of the Parent Board (or if no such committee is in place, the Parent Board) in consultation with the CEO. The Compensation Committee of the Parent Board (or if no such committee, the Parent Board) in consultation with the CEO, shall determine the amount (if any) and terms of any Cash Incentive Award (including any applicable performance criteria and/or deferral component). The determinations of the Compensation Committee of the Parent Board (or if no such committee, the Parent Board) in respect of the cash incentive program shall be final and binding on all parties.

(c) Long Term Incentives. During the Employment Term, for any completed fiscal year of the Company, Executive may be eligible to earn an equity incentive award. Equity incentive awards, if any, shall be made under, and subject to the terms of, the Hamilton Insurance Group, Ltd. 2023 Long Term Incentive Plan, as it may be amended from time to time (the "**Equity Plan**") and any related written award agreement. Any awards granted to Executive under the Equity Plan shall be communicated by, and be subject to the terms and conditions of, a written award agreement between the Parent and Executive. Notwithstanding the generality of the foregoing, Executive shall be considered annually for eligibility to receive a grant of restricted and/or preferred stock units under the Equity Plan in the discretion of the Parent Board. Any such grant shall vest subject to Executive's continued employment with the Company through the applicable vesting date(s) and subject to achievement of target performance metrics to be determined by the Compensation Committee of the Parent Board (or if no such committee, the Parent Board) in its sole discretion. Executive's target annual equity incentive award shall be calibrated at 170% of Base Salary. However, the Parent shall not have any obligation to grant such awards. Executive acknowledges that Executive may be required to execute additional documents in connection with the grant of any equity incentive award or the exercise or settlement of such awards.

(d) Relocation Costs. The Company agrees to reimburse the Executive all reasonable expenses in connection with the relocation of the Executive from London to Bermuda and back again, as applicable.

(e) Benefits.

(i) During the Employment Term, the Company shall pay 100% of the costs (determined as of the Effective Date) of health insurance coverage for Executive and Executive's eligible dependents, provided, that, if the costs of health insurance coverage increase in the future beyond the costs determined as of the Effective Date, then the Company may, but is not obligated to, pay for any such additional costs. During the Employment Term and subject to satisfaction of applicable eligibility criteria, Executive shall be entitled to participate in the employee benefit plans and insurance programs of the Company that it sponsors from time to time for its employees generally. Nothing herein shall be deemed to prohibit the Company from amending or terminating any such plan or program in its sole and absolute discretion.

(ii) During the Employment Term, the Company shall contribute an amount equal to ten percent (10%) of Executive's pensionable earnings to a pension plan for the benefit of Executive, in accordance with the terms of such pension plan.

(f) Vacation. During the Employment Term, Executive shall be entitled to twenty-five (25) paid business days as vacation, to be accrued, used, paid and forfeited in accordance with the Company's policies as in effect from time to time.

not subject to a custodial sentence), in any case whether occurring before or after the date of this Agreement, (ii) Executive's gross negligence or willful misconduct in connection with Executive's employment that causes or is likely to cause significant loss or damage to any of the Group Companies, (iii) Executive's conduct that constitutes fraud, material misrepresentation or embezzlement, (iv) Executive's material breach of this Agreement or any other agreement with any of the Group Companies, or breach of any policy or procedure of the Group Companies, which, in the case of a non-recurring breach capable of being cured, remains uncured after fourteen (14) days following notice by the Parent Board or the CEO of such breach, (v) Executive's habitual use of alcohol or illegal use of drugs (including narcotics) that materially impairs or is reasonably likely to materially impair Executive's ability to perform Executive's duties and responsibilities for the Group Companies, (vi) Executive's continued failure to substantially and/or satisfactorily perform Executive's duties and responsibilities hereunder, which failure remains uncured after fourteen (14) days following notice by the Parent Board of such failure, (vii) Executive being the subject of a complaint or charge by a governmental agency, rating agency or self-regulatory organization for an alleged violation (whether occurring before or after the date of this Agreement) of any statute or regulation which has or is reasonably likely to have an adverse impact on the reputation and standing in the community of any of the Group Companies, (viii) Executive failing to maintain any licenses necessary to perform the essential functions of Executive's duties hereunder which remains uncured after thirty (30) days following notice by the Company of such failure and/or (ix) repeated misconduct, repeated unsatisfactory performance or being guilty of serious misconduct;

(c) the resignation by Executive upon one hundred and eighty (180) days' prior written notice to the Company or, if resignation by Executive is on account of Good Reason, such earlier date specified in the Notice of Termination provided to the Company but no earlier than the date on which any applicable cure periods applicable to Good Reason events have expired; and

(d) the termination of Executive's employment by the Company without Cause upon at least one hundred eighty (180) days' prior written notice to Executive.

7. **Termination Procedure.**

(a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than by reason of Executive's death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 6 of this Agreement. For purposes of this Agreement, a "**Notice of Termination**" means a notice that indicates the specific termination provision in this Agreement relied upon and, in circumstances in which the Company is terminating Executive's employment for Cause or Executive is terminating for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment for Cause or Good Reason, as applicable, and specifies the Date of Termination consistent with the provisions of Section 8(b).

(b) Date of Termination. For purposes of this Agreement, "**Date of Termination**" means (i) if Executive's employment is terminated pursuant to Section 7(a), the date of Executive's death, (ii) if Executive's employment is terminated pursuant to Section 7(b), the date set forth in the Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until any applicable cure period has expired without the event or events leading to such termination having been cured, (iv) if Executive's employment is terminated pursuant to Section 7(c), the date that is one hundred eighty (180) days after delivery of such notice; provided, that the Company may elect to terminate Executive's employment earlier and either pay Executive a cash lump sum in lieu of any Base Salary that would have been paid during the remaining notice period or continue to provide the compensation and benefits set forth in Section 4(d) until such one hundred and eightieth (180th) day (following which termination the Company will have no further obligation to provide compensation or benefits of any kind to or on behalf of Executive), (v) if Executive's employment is terminated pursuant to Section 7(d), the

Companies to violate any confidentiality or restrictive covenants, the harm to the Group Companies would be significantly greater than the harm that would have resulted if the individuals had acted separately.

(b) Non-Competition; Non-Solicitation. Executive hereby agrees that he shall not in any jurisdiction in the world (the "**Geographic Area**"), either on Executive's own account or on behalf of any other person, firm or company, directly or indirectly:

(i) during the Employment Term be engaged, interested or concerned with, in or by any business or undertaking that is engaged in or carries on any aspect of the Business (it being agreed that this Section (i) does not prohibit passive ownership by Executive of up to 1% of the issued and outstanding common shares of a company when such class of shares trades publicly on a recognized securities exchange);

(ii) during the Employment Term and for a period of six (6) months following the Date of Termination (such period to be read as twelve (12) months following the Date of Termination in respect of a termination of employment directly or indirectly in connection with a Change of Control (in accordance with Section 14)), solicit, interfere with, endeavor to entice away from the Group Companies or encourage to reduce the level or change the terms of business conducted with, or ownership by, any person, firm or company who or which as of the Date of Termination or in the period of twelve (12) months immediately prior to such date was a shareholder, customer or client of or regularly dealt with any of the Group Companies, or who at such date was to Executive's knowledge negotiating with any of the Group Companies in relation to all or part of its business or its ownership, or which or whom Executive learned confidential information, other than any person, firm or company with which or with whom Executive conducted business prior to commencement of the Employment Term; and

(iii) during the Employment Term and for a period of six (6) months following the end of the Date of Termination (such period to be read as twelve (12) months following the Date of Termination in respect of a termination of employment directly or indirectly in connection with a Change of Control (in accordance with Section 14)), solicit the services of or endeavor to entice away from the Group Companies any director, employee or consultant of a Group Company (whether or not such person would commit any breach of such person's contract of employment or engagement by reason of leaving the service of such company), or employ or engage, or knowingly aid or assist any other person in procuring the employment or engagement of, any such person.

(c) Extension/Termination of Post-Employment Period of Time. (A) Any post-employment period of time described in Section 9(b) above shall be extended one (1) day for each day that Executive is not in compliance with the provisions of this Section 9, and (B) the Parent Board, in its discretion, may by written notice to Executive terminate any post-employment period of time described in Section 9(b) above earlier than its scheduled termination.

(d) Severability. It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a determination is made by an arbitrator, arbitration panel or a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9 is an unenforceable restriction against Executive, then the applicable provision shall not be rendered void, but shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as such court may judicially determine or indicate to be enforceable. If, however, any such arbitrator, arbitration panel or court determines that any such restriction is unenforceable and cannot be amended so as to make it enforceable, then the provision may be severed and the finding shall not affect the enforceability of any of the other restrictions contained herein.

(e) Injunction. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of Executive's obligations under this Section 9 would be inadequate

9. **Cooperation**. Following the end of Executive's employment with the Company, Executive agrees to cooperate fully with the Company in (a) any litigation, administrative proceeding or inquiry that involves the Group Companies or any of their then-current or former shareholders, officers, directors, employees or agents, and/or (b) any investigation or inquiry conducted by or on behalf of the Company or any governmental or regulatory authority, in each case, about which Executive may have knowledge or information. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation. If Executive is participating at the Company's request and legal counsel is required, the Company shall provide such legal counsel only to the extent permissible by law.

10. **No Cooperation with Third Parties**. Executive shall not – at any time – counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints known or unknown on behalf of any private third party against the Group Companies or any of their officers, directors, employees, agents, representatives, shareholders or attorneys, unless under a subpoena or other court order to do so.

11. **Successors**. Executive's performance hereunder is personal to Executive and is not assignable by Executive. The Company may at any time and from time to time delegate its power and authority under this Agreement to any of the Group Companies and such delegation (or the revocation thereof) shall be effective upon the Company's giving written notice of the same to Executive. The Company may assign this Agreement to any of the Group Companies or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, amalgamation, consolidation, acquisition of shares, or otherwise. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Prior to any assignment of this Agreement by the Company, all references to the "Company" in this Agreement shall be deemed to refer to Hamilton Insurance Group, Ltd. and from and after any such assignment, all references to the "Company" shall be deemed to refer to such assignee.

12. **Survival**. Sections 6, 8, 9, 10, 11, 12, 13, 14 and 15 will survive the expiration or termination of this Agreement in accordance with the terms and conditions thereof.

13. **Change of Control**

(a) If there is a Change of Control of the Company and, within twelve (12) months following the Change of Control:

(i) The Company terminates the Executive's employment (other than for Cause pursuant to Section 7(b)); or

(ii) The Executive serves notice to terminate his employment in accordance with Section 7(c) with Good Reason,

the Company shall, subject to Section 14 (b) below, pay the Agreed Sum to the Executive within one month following the end of the Employment Term and the Agreed Benefits will commence on the Date of Termination. The Agreed Sum shall be payable less any tax or other statutory deductions which the Company is obligated to deduct in line with normal payroll practices and applicable law.

(b) The payment of the Agreed Sum and provision of the Agreed Benefits shall be conditional on and in consideration of:

(i) The Executive complying with and continuing to comply with his obligations relating to confidentiality, intellectual property and restrictive covenants as set out in Sections 6 and 9 respectively; and

import shall be deemed to be followed by "without limitation." References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification). References to the singular include the plural and vice versa and references to the masculine include the feminine and/or neuter and vice versa. References to persons include natural persons, companies, partnerships, corporations, associations and bodies of persons, whether incorporated or unincorporated. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

(f) Construction. This Agreement is to be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties. Each of the parties acknowledges that this Agreement was jointly negotiated, reviewed and approved by them and their respective counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) U.S. Internal Revenue Code. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Sections 409A and 457A of the U.S. Internal Revenue Code of 1986, as amended (the "**Code**") and applicable published guidance thereunder, or shall comply with the requirements of such provisions. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Executive is a "specified employee" within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive's employment under any arrangement that constitutes a "deferral of compensation" within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b) (9) (iii) (A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Executive's separation from service (as such term is defined in Section 409A of the Code and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive's death. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive's employment may only be made upon a "separation from service" as determined under Section 409A of the Code and such date shall be the Date of Termination for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a "deferral of compensation" within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive's taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company's expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Sections 409A and 457A, and none of the foregoing shall have any

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

HAMILTON BDA SERVICES LIMITED

By: ______________________________

Name: Gemma Carreiro

Title: Director

EXECUTIVE

____

Adrian Daws